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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)


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1.   Name and Address of Reporting Person*

                               Fernandez, Claude
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   (Last)                           (First)             (Middle)

                               26 Stallion Trail
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                                    (Street)

                              Brewster, NY  10509
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


                          W.P. Carey & Co. LLC ("WPC")
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3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


                                  ###-##-####
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4.   Statement for Month/Year


                                   April 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                    Managing Director - Financial Operations
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                       6.
                                                        4.                              5.             Owner-
                                                        Securities Acquired (A) or      Amount of      ship
                                           3.           Disposed of (D)                 Securities     Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                        Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security         Date             ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                (Month/Day/Year)  Code     V      Amount      (D)    Price    and 4)         (Instr.4) (Instr. 4)
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

Common Stock (1)               4/12/01       P        V           4      A      $19.85   227,096        D
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Common Stock (2)               4/23/01       A                1,145      D          --   227,096        D
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


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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                                                                                                          Deriv-    of
                                               5.                              7.                         ative     Deriv-   11.
                                               Number of                       Title and Amount           Secur-    ative    Nature
                                               Derivative    6.                of Underlying     8.       ities     Secur-   of
                                      4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                             3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                2.           Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              Conversion   action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of        or Exercise  Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative      Price of     (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security        Derivative   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      Security     Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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

Explanation of Responses:

     (1)  Transaction represents dividend reinvestment
     (2)  Represents accounting adjustment to restricted share holdings


             /s/ Claude Fernandez                                5/9/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.


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